                                                                   EXHIBIT 10.20

          CONFIDENTIAL MATERIALS OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE OMISSIONS.

                    SMART HANDS SUPPORT SUBCONTRACT AGREEMENT

                                     BETWEEN

                             HEWLETT-PACKARD LIMITED

                                       AND

                               NETEZZA CORPORATION

SUPPORT SUBCONTRACT
AGREEMENT

EFFECTIVE DATE: 16TH JULY 2003

BETWEEN:

Hewlett-Packard Limited ("HP"), of Cain Road, Bracknell, Berkshire RG12 1HN

AND

Netezza Corporation ("the Customer") of 200 Crossing Boulevard, Framingham, Massachusetts 01702 U.S.A.

AGREEMENT NUMBER:

WHEREAS:

Customer hereby appoints HP to provide HP Smart Hands support services ("the Services") directly to the Customer's customers ("the End-Users") as a Customers' subcontractor.

The provision of Support by HP is governed by these terms and conditions.

1.   DEFINITIONS

1.1 "Agreement" means these terms and conditions and any Exhibits and Schedules incorporated herein;

1.2 "Exhibit(s)" means documents which describe the terms and conditions for the provision of specific Support Services;

1.3 "Customer Products" means hardware products which are proprietary to Customer and supported by HP under the terms of this Agreement.

1.4 "Liability" means, when capitalised, liability in contract, tort, misrepresentation, restitution, or any other cause of action whatsoever;

1.5 "Nonqualified Products" means hardware and software not supplied or approved by HP or supported by HP under this Agreement and Products into which the Customer does not allow HP to incorporate modifications or updates;

1.6 "Order" means each and every instruction by the Customer to initiate a contract for the provision of Support Services by HP or to add and/or delete Products from an existing contract;

1.7 "Order Term" means the period specified in the relevant Schedule to this Agreement during which Support Services will be provided for the Products;

1.8 "Products" means hardware and software products which are proprietary HP branded products, supported by HP under a separate contract;

1.9 "Schedule" means the relevant schedule(s) annexed hereto or incorporated herein;

1.10 "Set-Up Cost" means the initial one-off charge payable to HP irrespective of the number of End-Users under this Agreement;

1.11 "Support" means hardware maintenance and repair, and other support services provided by HP;

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SUPPORT SUBCONTRACT
AGREEMENT

1.12 "Support Services" means the services to be provided by HP pursuant to this Agreement as described in the relevant Exhibit(s).

2.   CONDITION PRECEDENT

2.1 "Condition Precedent" means where Customer has entered into an Agreement with End-User for the provision of certain hardware Support Services and Customer has subcontracted the on-site hardware service to HP under the terms of this Agreement.

2.2  Pre-Conditions.

     2.2.1 This Agreement is subject to the Condition Precedent being satisfied.

     2.2.2 If the Condition Precedent is not satisfied on or before 16th July 2003 this Agreement shall determine and be deemed null and void and without effect and without liability whatsoever on either Party.

     2.2.3 Other than "Set-Up Costs" whereby Clause 5.5 will apply any costs or expenses incurred by either party hereto in anticipation of the condition precedent being satisfied shall be the sole responsibility of the party incurring a such expenses and costs.

3.   PROVISIONS OF SUPPORT SERVICES

3.1 The Customer may at any time issue an Order for Support Services. All Orders are subject to acceptance by HP, which acceptance shall not be unreasonably withheld, conditioned, or delayed. Orders for Services will not be accepted by HP directly from End-Users under this Agreement or for Services to be performed outside of the UK.

3.2 HP will provide to the End-User the Support Services during the Order Term in respect of the Customer Products listed in Schedule(s) in accordance with the terms and conditions of this Agreement and any relevant Exhibit(s).

3.3 Where Services are provided directly to the End-User at End-User's Site, any reference to "Customer" in Exhibits attached hereto shall apply to the End-User.

3.4 HP shall provide Services to the End-User as a subcontractor to the Customer only for those services sold to the End-User by Customer and listed in the Exhibit.

3.5 In performing the subcontracted Services hereunder, HP will act on behalf of the Customer. Notwithstanding the foregoing, Customer does not authorise HP to enter into any binding obligations on behalf of Customer or to represent it has authority to do so.

4.   TERM

4.1 This Agreement will commence on the Effective Date specified above in respect of the original Order and (and without prejudice to Clauses 12.2 or 12.3), will continue for an initial Order Term of one year. Thereafter the Agreement shall automatically renew for successive one year periods subject to these terms and conditions and charges and, subject to Clause 4.3, will end when terminated by either party in accordance with Clause 12.

4.2 During an Order Term the Customer may on 30 days' prior notice to HP place an Order to add further Customer Products to the original Order and the charges will be amended. Annual charges for Customer Products added during any individual twelve month period of an Order Term will normally be prorated to the end of that period in accordance with this Clause and charged at the price applicable at the time of the addition.

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SUPPORT SUBCONTRACT
AGREEMENT

4.3 Notwithstanding the foregoing or any other provision herein (other than Clause 12.2 or 12.3 hereof) unless otherwise agreed in writing by HP the minimum term for any Order is twelve calendar months.

5.   PRICES

5.1 Quoted prices are valid for 30 days or such other period indicated on the quotation.

5.2 Taxes are not included in prices and will be invoiced, if applicable, as separate items.

5.3 In the event the parties agree to extend this Agreement beyond the Initial Order Term, Support prices may be changed by HP on the anniversary of the Effective Date of this Agreement or such other date as HP may notify the Customer of from time to time for specific Support Services upon 60 days' written notice.

5.4 Charges for Services or any other periodic Services will be invoiced in advance. If pre-paid Services are cancelled, the Customer shall receive a pro-rata refund only for unused pre-paid Support Services beyond the first three (3) months.

5.5 An initial one-off charge of L[**] Sterling ([**] pounds Sterling) under this Agreement, excluding VAT will be charged to the Customer to cover HP's set up costs for the Services.

6.   PAYMENT

6.1 Invoices for Support Services will be issued quarterly in advance of the Support period.

6.2 Charges for services not covered by this Agreement, services performed outside the specified periods of coverage and travel and per diem expenses not included in the specified coverage will be invoiced by HP and paid by the Customer as they are incurred at HP's standard rates.

6.3  Payment is due thirty (30) days from the date of HP's invoice.

6.4 Payment terms are subject to HP credit approval. HP may change credit approval. HP may change credit or payment terms at any time when, in HP's opinion, the Customer's financial condition, previous payment record or the nature of the Customer's relationship with HP so warrants.

6.5 Without prejudice to any rights or remedies it may have, HP may suspend performance if the Customer fails to pay any sum due, or fails to perform under this or any other HP agreement, and may terminate performance in accordance with Clause 12, if after 10 days written notice the failure has not been cured. HP shall be entitled to interest on the amount due at the rate of 3% per annum above HSBC Bank base rate ruling from time to time, calculated from date due and to recover its expenses including legal fees and costs of collection.

6.6 If services outside the scope of this Agreement are carried out by HP the Customer will provide HP with a purchase order number in respect thereof in advance.

6.7 HP will render its invoices to Customer's Accounts Payables Department at its premises notified to HP from time to time.

7.   ELIGIBILITY AND EXCLUSION

7.1 To be eligible for Support, Customer Products must be at current specified revision levels and, in HP's reasonable opinion, in good operating condition. HP will charge and the Customer will pay HP standard rates in effect at the date of the Order to bring non-eligible Customer Products up to normal operating or environmental conditions, or to bring them to the current revision level or to investigate the same prior to including them under this Agreement.

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SUPPORT SUBCONTRACT
AGREEMENT

7.2 HP may, in agreement with the Customer, which shall not be unreasonably withheld, at no additional charge, modify Customer Products to improve operation and reliability. However if modifications are required as a result of legal requirements, then HP maintains the right to complete such modifications without prior approval of the Customer, in consultation with Customer unless such modifications are required to be made on an emergency basis.

7.3 Relocation of Customer's Products is the Customer's responsibility and may result in additional Support charges and modified service response times. The Customer must give HP 30 days' written notice prior to Customer's Products being relocated.

7.4 HP does not provide Support for Products or Nonqualified Products under this Agreement. The Customer is responsible for removing Nonqualified Products to allow HP to perform Support Services. If Support Services are made more difficult because of Nonqualified Products, HP will charge the Customer for the extra work at HP's standard rates. HP may provide Support Services for Products and Nonqualified Products when approved by HP in writing. HP may provide Support for Customer Products when Customer allows HP to perform modifications if requested by HP under Clause 7.2 above.

7.5  Support does not cover any damage or failure caused by:

     7.5.1 use of non-manufacturer recommended media and supplies or use of items not designated for use with Customer Products; or

     7.5.2 site conditions that do not conform to HP's site specifications; or

     7.5.3 neglect, improper use, fire or water damage, electrical disturbances, transportation by the Customer, work or modification by persons other than HP employees or subcontractors, or other causes beyond HP's control. If Support is required due to any of the above causes, HP may provide such Support at HP's standard rates; or

     7.5.4 the inability of any products (other than products manufactured by HP included within the definition of Products) in Customer's information technology and business environment (i) to process, provide or receive correctly date data (i.e., representations for month, day and year), or (ii) to exchange properly date data with Products supplied by HP.

7.6 HP may cover obsolete Customer Products that are beyond their specified support period on a reasonable efforts basis at HP's standard rates.

8.   CUSTOMER'S RESPONSIBILITIES

8.1 The Customer will procure that the End-User will supply HP with such operating supplies and consumables as the End-User would use during normal operation of the Customer's Products.

8.2 The Customer will procure that the End-User is responsible for maintaining full security and back-up procedures and a procedure external to the Products to reconstruct lost or altered End-User files, data or programs. In addition to the foregoing the Customer will procure that the End-User is responsible for maintaining End-User information resident on any End-User database or file and to take adequate steps to ensure such information is secure and backed-up.

8.3 The Customer will procure that the End-User will have a representative present when HP provides Support Services at the End-User's site.

8.4 The Customer will notify HP if Customer Products are being used in an environment which poses a potential health hazard to HP employees or subcontractors. HP may decline to support such Customer Products and/or require the End-User to maintain such Products itself under Customer supervision.

SUPPORT SUBCONTRACT
AGREEMENT

8.5 Customer will establish it's own support services agreements with End-Users to cover the Services delivered by HP, and will administer the same. Customer will ensure that such agreements contain like provisions for the granting of any right to HP-Supplied software and documentation, derivatives and updates thereof (if applicable) as are contained in this Agreement and attachments or Exhibits hereto.

8.6 Providing that there is no breach of any of its obligations of confidentiality, Customer will supply such End-User details (other than price or other commercially sensitive information to HP) which HP in it's reasonable opinion considers reasonably necessary for the delivery of the Services in accordance with the Schedules or to protect any rights which HP has reserved, provided always that the confidentiality agreement between Customer and End-User allows Customer to disclose information to a subcontractor on a need to know basis. HP warrants that it will keep this information confidential.

8.7 Customer is primarily responsible for all commitments it makes to its End-User(s) and shall indemnify HP against any loss HP may incur arising from Customer's misrepresentation of HP's Support obligations set out herein.

8.8 Customer will ensure that it has the capability to provide and will provide first level support during the Coverage Hours associated with subcontracted Services provided by HP hereunder, as specified in the relevant Exhibit. Customer will perform technical screening and telephone call management for all Services required hereunder to a standard reasonably required by HP. Specific call screening processes for each Service subcontracted hereunder are detailed in separate Schedules attached or subsequently added to this Agreement.

8.9 The relationship between HP and Customer shall be that of independent contractors. Neither party shall be or be deemed to be an employee, representative, agent, partner or joint venturer of the other party, and neither party shall have the right, power or authority to act for, represent, commit or bind the other party for any purpose. Customer shall not use any HP trade name, trademark or logo without obtaining HP's prior written consent.

9.   INTELLECTUAL PROPERTY RIGHTS

9.1 Subject to the following provisions of this Clause 9, HP will defend or settle any claim against the Customer that the normal use or possession of any replacement Product, spare part or software update provided by HP during Support Services infringes a patent, utility model, design right, copyright, trade secret, mask work or trademark in the United Kingdom provided that the Customer:

     9.1.1 makes no statement prejudicial to HP;

     9.1.2 promptly notifies HP in writing of the claim; and

     9.1.3 co-operates with HP in, and grants HP sole authority to control the defence and any related settlement of any such claim.

9.2 HP will pay infringement claim defence costs, settlement amounts and court awarded damages. If such a claim is made or appears likely to be made, HP may procure the right for the Customer to continue using the replacement Product, spare part or software update as the case may be or may replace it. If use thereof is enjoined by a court or HP determines that none of these alternatives is reasonably available, HP will take back the relevant item and refund its depreciated value.

9.3  HP has no obligation for any claim of infringement arising from:

     9.3.1 HP's compliance with any designs, specifications or instructions of the Customer;

     9.3.2 modification of the spare part or software update by the Customer or a third party;

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SUPPORT SUBCONTRACT
AGREEMENT

     9.3.3 use of the spare part or software update in a way not specified by HP; or

     9.3.4 use of the spare part or software update with products not supplied by HP; or

     9.3.5 non-HP spare parts and/or non-HP software updates provided hereunder.

9.4 These terms state HP's entire liability for claims of intellectual property infringement.

10.  WARRANTY

10.1 HP warrants that Support Services will be carried out using all reasonable skill and care in default of which HP will reperform such Support Services at its own cost.

10.2 HP's liability under this Clause 10 shall be in lieu of all other terms and conditions and warranties implied by law as to the description, quality or fitness for any particular purpose of the replacement parts and/or software updates and to the fullest extent permissible by law all other terms, warranties or conditions expressed or implied by statute or otherwise are excluded.

11.  LIMITATION OF REMEDIES AND LIABILITY

11.1 HP will not be liable for performance delays or for non-performance due to causes beyond its reasonable control.

11.2 The Customer is solely liable if Support Services purchased by the Customer are used for the planning, construction, maintenance, or direct operation of a nuclear facility. The Customer will indemnify and hold HP harmless from all loss, damage, expense or liability in connection with such use.

11.3 HP's Liability arising out of or in connection with this Agreement whether in contract or tort (including in each case negligence) or otherwise howsoever shall be limited to:

     11.3.1 direct damages to or loss of tangible property, caused solely by the negligence of HP up to a maximum of L1 million for any one event or series of connected events;

     11.3.2 the re-performance of any defective Support Services under Clause 10.1;

     11.3.3 in respect of infringement of intellectual property rights, the obligations and payments set out in Clause 9.

11.4 In no event shall HP or its affiliates, subcontractors or suppliers be under any Liability for:

     11.4.1 damages for the loss of data and/or undertaking the restoration of data or software restoration;

     11.4.2 any damages relating to the procurement by the Customer of any substitute goods or services (i.e., "cost of cover"); or

     11.4.3 loss of actual or anticipated profits, loss of goodwill, loss of business, loss of anticipated savings, loss of revenue or of the use of money, loss of data, or, without limitation, for special, indirect or consequential loss or damage, in respect of any Liability in respect of any of the matters set out in clauses 11.6.3.1 and 11.6.3.2 and whether or not any such loss is foreseeable, known or foreseen or otherwise.

11.5 The remedies in this Agreement are Customer's sole and exclusive remedies.

11.6 Notwithstanding anything in this Agreement;

SUPPORT SUBCONTRACT
AGREEMENT

     11.6.1 The parties' Liability for death or personal injury caused by negligence (as such term is defined by the Unfair Contract Terms Act
          1977) is unlimited.

     11.6.2 Each party's Liability for fraudulent misrepresentation and for misrepresentation as to a matter fundamental to the such party's ability to perform this Agreement is unlimited.

     11.6.3 Each party's Liability to the other (save in respect of any Liability referred to in clauses 11.3.1, 11.6.1, 11.6.2 and 11.6.4) in respect of:

          11.6.3.1 the performance, non-performance or purported performance of this Agreement, any Order or any Support Services; or

          11.6.3.2 otherwise in relation to this Agreement or the entering into or performance of this Agreement, any Order or any Support Services shall not exceed the maximum of the related Support Services Charges payable by the Customer during the 12 months immediately preceding the act or omission giving rise to the Liability (or, if the relevant Liability arises within one year after the Effective Date, an amount equal to the related Support Services Charges likely to be payable by the Customer in the first 12 months of this Agreement). The limitation of Liability under this clause 11.6.3 has effect in relation both to any Liability expressly provided for under this Agreement and to any Liability arising by reason of the invalidity or unenforceability of any term of this Agreement.

          11.6.4 Nothing in this Agreement affects the statutory rights of any consumer.

12.  TERMINATION

12.1 Subject always to Clause 4.3, the Customer may cancel any Order or terminate any Exhibit(s) or this Agreement upon 30 days' written notice to HP.

12.2 HP may cancel any Order or terminate any Exhibit(s) or this Agreement upon 60 days' written notice to the Customer at any time for any reason (including but not limited to circumstances where the relevant Customer Products have become obsolete or have been modified, or where a third party maintainer has ceased to provide the necessary services, or if the Customer fails to supply to HP full and accurate information regarding those Customer Products being supported hereunder and/or those otherwise requiring maintenance services) provided that HP shall comply with any restriction on such right of cancellation or termination contained in this Agreement or in any Exhibit.

12.3 Either party may terminate any Order or terminate any Exhibit(s) or this Agreement forthwith on written notice to the other party at any time if:

     12.3.1 the other party fails to perform or observe any provision on its part of this Agreement; or

     12.3.2 the other party becomes insolvent, or is unable to pay its debts when due, or ceases to carry on business or a substantial part thereof, or has a receiver (administrative or otherwise) appointed over any part of its assets, or commits an act of bankruptcy or is adjudicated bankrupt, or enters into liquidation whether compulsory or voluntary (except for the purposes of an amalgamation or reconstruction), or makes an arrangement with its creditors, or has its assets assigned or in the case of the Customer only is engaged in a merger, or amalgamation, or a material change of control resulting in the controlling party being an organisation that HP is unable or at HP's discretion no longer wishes to contract with.

SUPPORT SUBCONTRACT
AGREEMENT

13.  RESPONSE TIMES

13.1 Response times indicated in Exhibits attached or subsequently added to this Agreement are measured from the time a call is received by HP. HP will not be held responsible for delays resulting from Customer call management and trouble shooting processes.

13.2 HP shall not be responsible for delay or failure in responding resulting from causes beyond its reasonable control.

14.  HP'S OBLIGATIONS

14.1 HP will act on behalf of Customer when providing Services to Customer's End-Users.

14.2 HP will provide Customer with a current price list and such support services literature as HP deems necessary for Customer to promote Services hereunder.

14.3 HP shall use reasonable endeavours to comply with all reasonable End-User safety requirements while working at an End-User Site, providing HP has been notified in writing in advance of the End-User safety requirements.

15.  CONFIDENTIALITY

15.1 Each party will treat as confidential all information obtained from the other party under or in connection with this Agreement which is designated and marked as confidential by the other party or which by its nature is clearly confidential (the "Confidential Information"). For the purposes of this Agreement, all information including but not limited to, HP's or Customer's technology, customers, business plans, and finances shall be deemed Confidential Information. The receiving party will not disclose such Confidential Information to any other person (except to those subcontractors, suppliers or employees who need to know it), or use such Confidential Information for purposes other than the provision of Support Services under this Agreement (the "Purpose") entered into by the parties, without the other parties prior written consent.

15.2 Clause 15.1 above will not extend to information that:

     15.2.1 was in the possession of the receiving party (with full rights to disclosure) before receiving it; or

     15.2.2 is already or becomes public knowledge (otherwise than as a result of a breach of this clause); or

     15.2.3 is independently ascertained or developed by the receiving party without access to or use of the Confidential Information;

     15.2.4 is received from another source without a duty of confidentiality;
          or

     15.2.5 is required to be disclosed by law or court of competent jurisdiction.

15.3 Each party will ensure that all persons to whom it discloses any Confidential Information of the other party is made aware prior to disclosure of the Confidential Information and that they owe a duty of confidence to the other party. These obligations of confidentiality will survive any termination of this Agreement for a period of two (2) years thereafter.

15.4 A party receiving the Confidential Information shall use the same degree of care, but in any case no less than a reasonable degree of care, to prevent the unauthorised use, dissemination or publications thereof, as it uses to protect its own confidential information of a similar nature.

SUPPORT SUBCONTRACT
AGREEMENT

16.  GENERAL

16.1 HP copyrighted materials may not be copied except for archive purposes, to replace a defective copy or for program error verification unless otherwise agreed in writing by HP.

16.2 Any term of this Agreement which is held to be invalid will be deleted, but the remainder of these terms will not be affected.

16.3 Neither party may assign or otherwise transfer (in whole or in part) any rights or obligations without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed, save that HP may (a) subcontract the performance of any of its obligations (in whole or in part) to a third party or (b) assign or transfer this Agreement to another Hewlett-Packard entity at any time subject to written notice. However, should the Customer not wish HP to subcontract any work hereunder to a specific company or subcontractor, providing that the Customer has notified HP in writing and with as much notice as possible, then HP shall endeavour to abide by the Customers' wishes as far as is reasonably practical.

16.4 No government procurement regulations or contract clauses are binding on either party unless required by law or mutually agreed.

16.5 Any Customer who exports, re-exports or imports spare parts, technology or technical data obtained as part of this Agreement assumes responsibility for complying with applicable laws and regulations and for obtaining required export and import authorisations. HP may suspend performance if the Customer is in violation of applicable regulations.

16.6 This Agreement is governed by the laws of England and Wales and the parties hereby submit to the exclusive jurisdiction of the courts of England and Wales.

16.7 The provisions of Clauses 9 and 11 and this Clause will survive the termination of this Agreement.

16.8 This Agreement and the terms of any relevant Exhibit(s) constitute the entire agreement between HP and the Customer relating to transactions hereunder and supersede any previous communications, representations or additional or different terms and conditions. Neither party has any right of action against the other in respect of any untrue statement (written or oral) made to it in respect of this Agreement, any Order or any Support Services, or of the entering into or making thereof.

16.9 The Customer's additional or different terms and conditions will not apply. The Customer's purchase of Support Services will constitute the Customer's acceptance of these terms and conditions which may not be changed (subject to Clause 16.11 and 16.12 below) except by an amendment signed by an authorised representative of each party.

16.10 All notices which are required to be given hereunder shall be in writing and shall be sent to the address of the recipient set out in this Agreement or such other address in England as the recipient may designate by notice given in accordance with the provisions of this Clause. Any such notice may be delivered personally or by first class pre-paid letter or facsimile transmission and shall be deemed to have been served if by hand when delivered, if by first class post 48 hours after posting and if by facsimile transmission when dispatched.

16.11 The Exhibits listed in this Agreement are incorporated by reference into this Agreement. HP may offer new Exhibit(s) relating to additional Support Services by forwarding a copy to the Customer. Any Order for Support will constitute acceptance of the terms of such Exhibit(s) and this Agreement and the terms of such Exhibit(s) are incorporated by reference into this Agreement.

16.12 The parties agree that if in HP's reasonable opinion and following discussions with Customer HP wishes to alter the terms and conditions of this Agreement and/or any Exhibit(s) in respect of updating the Agreement

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SUPPORT SUBCONTRACT
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     to reflect latest legislation or HP service deliverables, it may do so upon giving sixty (60) day's prior written notice to the Customer. The revised terms and conditions shall apply to any new Order for Support placed by the Customer after the expiry of the 60 days notice period. These terms and conditions shall continue to apply to existing Orders.

16.13 No person other than a party to this Agreement shall be entitled to enforce any term of it save that where an agreement is entered into pursuant to which any rights or obligations contained in this Agreement are permissibly assigned or novated to a third party, nothing in this Clause shall, of itself, operate to prevent the assignee from taking the benefit of, and enforcing, any rights so assigned.

16.14 Neither the Customer not HP shall hire or knowingly solicit the employment of any employees of the Customer or HP to perform Smart Hands Support under this Agreement of for any other purpose during the period of this Agreement.

HP SUPPORT SUBCONTRACT AGREEMENT EXHIBITS ATTACHED HERETO:-

SMART HANDS EXHIBIT, VERSION A.01

END USER(S) STATEMENTS OF WORK

CUSTOMER:                               HEWLETT-PACKARD LIMITED

(Print Name)                            (Print Name)

P.J. Scannell Jr.                       [Illegible]

SIGNATURE:                              SIGNATURE:


/s/ P.J. Scannell Jr.                   /s/ [Illegible]
-------------------------------------   ----------------------------------------

SUPPORT SUBCONTRACT
AGREEMENT

                              STATEMENT OF WORK - A

NAME OF CUSTOMER'S END-USER:            XXXX

END-USER REFERENCE ID:                  YYYY

System ID:                              ____

Site ID:                                ____

DEFINITION OF SERVICES:                 As attached in the Smart Hands Service
                                        Exhibit, vA.01

LIST OF SUPPORTED CUSTOMER PRODUCTS     [to be completed]

COVERAGE HOURS                          [Normal Working Hours/24x7]

RESPONSE TIME                           [_____]

MEETING FREQUENCY                       [Quarterly with HP]

ANNUAL CHARGES PAYABLE TO HP            L ____ excl VAT (Sterling/Dollars)

                                        HP TO INVOICE QUARTERLY IN ADVANCE

TERM OF AGREEMENT                       twelve calendar months from [insert date]

DESIGNATED HP OFFICE IS:                Hewlett-Packard Ltd, Cain Road,
                                        Bracknell, RG12 1HN

STANDARD RATES:                         ________

SIGNED FOR AND ON BEHALF OF             SIGNED FOR AND ON BEHALF OF
NETEZZA CORPORATION                     HEWLETT-PACKARD LIMITED


Signature:                              Signature:
          ---------------------------              -----------------------------
Name:                                   Name:
      -------------------------------         ----------------------------------
Position:                               Position:
         ----------------------------             ------------------------------

Date:                                   Date:
      -------------------------------         ----------------------------------

SUPPORT SUBCONTRACT AGREEMENT
SMART HANDS SUPPORT SERVICES

The provision of Smart Hands On-Site Support is governed by the terms of this Exhibit and the Support Subcontract Agreement ("SSA").

Customer provides a portfolio of support services to its End-Users and has a requirement to subcontract certain on-site hardware services to HP for Customers Products as described herein.

1.   DEFINITIONS

In this Exhibit, terms defined in the Agreement shall have the same meaning when used in this Exhibit and the following expressions shall have the corresponding meanings:

1.1 "Agreement" means the SSA, this Exhibit and any other relevant Exhibits(s) including in each case any Schedule(s) thereto;

1.2 "Charges" means the charges applicable to each End User's Statement of Work under this Agreement;

1.3 "Coverage Hours" means the hours during which Smart Hands Support is available as set out on the applicable End-Users Statement of Work as a schedule to this Agreement;

1.4 "End-User's Site" means the End-User's site(s) as listed in the Statement of Work to this Agreement at which the Customer Products are located;

1.5 "Hardware Response Time" means the response time during the relevant Coverage Hours in respect of the Smart Hands Support as set out on the applicable End-Users Statement of Work to this Agreement;

1.6 "IT Resource Centre" means HP's response centre at Bracknell or such other location as HP shall notify the Customer from time to time;

1.7 "Normal Working Hours" means the hours of 9am to 5pm (GMT) Monday to Friday excluding HP and public holidays;

1.8  "Quarter" means three (3) calendar months;

1.9 "Smart Hands Support" means the level of support in respect of the Customer Products as set out in each End-User's Statement of Work, and more particularly described in Clause 2 and Diagram 1 hereunder.

2.   SERVICE DESCRIPTION

HP will provide the Smart Hands Support during the Coverage Hours in accordance with the terms and conditions of this Agreement. Smart Hands Support includes support of only the Customers Products at End-User's site.

2.1  Provision of Smart Hands Support

     2.1.1 Customer will supply HP with all necessary hardware parts to maintain the Customer Products in normal operating condition in accordance with the terms of this Agreement. Replacement parts used by HP in the provision of Smart Hands Support will be new or equivalent to new and all replaced parts will become the property of Customer.

     2.1.2 On receipt of a call from the Customer at the IT Resource Centre during the Coverage Hours HP will despatch an engineer to the End-User's site accordingly within the Hardware Response Time. Following receipt of a call as aforesaid, if the number of hours comprised in the Hardware Response Time exceeds the number of hours remaining of the Coverage Hours, then the balance will be carried over to the Coverage Hours of the next working day and HP will despatch an engineer within this latter period.

SUPPORT SUBCONTRACT AGREEMENT
SMART HANDS SUPPORT SERVICES

          If a call is received by HP outside of the Coverage Hours the call will be logged by the IT Resource Centre and HP will respond within the Coverage Hours on the next working day within the Hardware Response Time.

          If HP is unable to respond within the Hardware Response Time the matter will be escalated within HP by HP in accordance with the escalation procedure in force from time to time.

     2.1.3 Upon arrival at End-User's site, HP will call Customers IT Helpdesk for further instructions before attempting any repairs.

     2.1.4 HP shall continue to provide Hardware Support as long as progress is being made until the Customer Products are operational. If HP determines additional parts are required, then Smart Hands Support will be interrupted and resumed once such parts are available. If the defective part is not stocked on-site the Customer will arrange for it to be shipped to the End-User via premium air freight. When the part arrives an HP engineer will be dispatched to install the replacement part.

3.   ADDITIONAL SMART HANDS SERVICE EXCLUSIONS

3.1 All other End-User hardware, software or network or Products are expressly excluded from Smart Hands Support under this Agreement.

4.   CHARGES

4.1 Customer will pay HP a monthly retainer per system in accordance with the amounts set out in Table 1 below. This is based on a maximum number of five
     (5) fault calls per Quarter for each system covered in an End-User Statement of Work (hereinafter "Maximum Call Volume").

                                     TABLE 1

                         COST PER MONTH L
                          (GBP) EXCL VAT
                         ----------------
Low Level Systems              L[**]
   (e.g. NPS8100/8200)

High Level Systems             L[**]
   (e.g. NPS8400)

4.2 In the event the Customer exceeds the Maximum Call Volume in any one Quarter, or places calls for engineering modifications, including firmware upgrades and revision changes, such calls will be chargeable to Customer at HP's then current rates.

4.3 The Customer is responsible for all telecommunication charges associated with using any electronic support services when calls are initiated by the Customer.

5.   CUSTOMER RESPONSIBILITIES

5.1 All areas of direct interface with End-Users such as basic help desk, call ticket system, spare parts ordering/tracking, and 24x7 first line contact, including bug fixes are the Customer's responsibility.

5.2 The Customer will ensure it has suitably qualified and trained personnel to advise the HP engineer at the End-User's site and give the HP engineer instructions to remedy the End-User's problem.

SUPPORT SUBCONTRACT AGREEMENT
SMART HANDS SUPPORT SERVICES

5.3 If the call is for a defective part the Customer engineer will walk the End-User through the replacement process and then reorder a new site spare. If the part is not End-User replaceable the engineer will call HP and dispatch an engineer to the site.

5.4 The Customer will arrange for the replacement Customer Product part(s) to be shipped to End-User's site at Customers expense.

5.5 The Customer shall be responsible for all costs associated with the host processor warranty upgrade.

5.6  The Customer shall procure that the End-User shall:

     5.6.1 provide a safe working area at the End-User's site in close proximity to the Customer Products, which working area is subject to approval by HP. The working area must include appropriate shelves, racks and workbenches, adequate power and lighting, access to a telephone, and such other facilities, as HP shall reasonably require;

     5.6.2 locate all Customer Products to be repaired during a scheduled visit at the designated working area before HP arrives at the End-User's site;

     5.6.3 provide access to and use of all information, internal resources, and facilities reasonably required by HP to carry out its obligations hereunder.

5.7 The Customer shall provide HP with an open purchase order in advance of the Smart Hands Service commencement together with details of the Customer's personnel authorised to request such services.

6.   HP OBLIGATIONS

6.1 The HP engineers requires no proprietary training on Customer Products (hardware), HP's only responsibility is to replace a specific hardware assembly under the direct telephone supervision of a Customer support engineer. Written assembly removal and replacement instructions will be made available to each HP engineer that has undertaken the Netezza Overview training.

7.   ADDITIONAL PROVISIONS

7.1 Notwithstanding any appointment as a Customer's subcontractor, the Customer acknowledges that HP accepts no liability for the performance or otherwise of any third party (including the Customer), their products or services. HP accepts no liability whatsoever in respect of claims made against HP or the Customer caused or contributed to by HP's proper discharge of its duties as the Customer's subcontractor hereunder or the Customer's failure to perform its obligations hereunder between the Customer and any End-User(s)

7.2 The Customer agrees to indemnify and keep HP indemnified against all liabilities whatsoever in connection with any claim against HP whatsoever arising out of HP's proper discharge of its duties as the Customer's subcontractor hereunder or the Customer's failure to perform its obligations hereunder or under any service contracts between the Customer and its End-Users. This indemnity shall survive the termination of this Exhibit.

SUPPORT SUBCONTRACT AGREEMENT
SMART HANDS SUPPORT SERVICES

DIAGRAM 1.  SMART HANDS SUPPORT CALL FLOW

                                  (FLOW CHART)
                                  [**]